UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK INNOVATION AND GROWTH TERM TRUST

(Name of Registrant as Specified In Its Charter)

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BlackRock Innovation and Growth Term Trust (NYSE: BIGZ) Vote Today on the WHITE Proxy Card Your Vote is Important, No Matter How Many Shares You Own Why am I receiving this letter? A predatory hedge fund managed by Saba Capital Management, L.P. ("Saba") is attempting to take control of your Fund and replace the Fund's independent, qualified and experienced Board members. How does the Board recommend that I vote? 3 The Board, including the independent Board Members, unanimously recommends a vote "FOR" the Board's Nominees, who have created value for all shareholders, including share repurchases, using the WHITE proxy card. X Please do NOT send back the gold proxy card you may receive from Saba as this will cancel your prior vote for the Board's Nominees. Only your latest dated proxy will count at the meeting. Vote for the Board that has created value for ALL shareholders Experienced, Diverse and Qualified Board Your Board's Nominees are committed to ensuring that BIGZ operates in a responsible manner that protects and advances the interests of all shareholders 13.4% return year-to-date in 2023, outperforming the S&P 500 $160 million in voluntary share repurchases, creating $32 million of gains for shareholders1 $475 million in monthly distributions paid to shareholders since inception $818 million invested in innovative private companies2 Source: Morningstar data as of April 30, 2023. (1) When BIGZ repurchases its shares at a discount to NAV, those shares are retired and the Fund keeps the difference between the NAV per share and purchase price per share, resulting in a higher NAV per share for shareholders. (2) Under normal market conditions, the Fund currently intends to invest up to 25% of its total assets, measured at the time of investment, in illiquid privately placed or restricted securities.

Shareholders should not draw any conclusions about the Fund's investment performance from the amount of the Fund's current distributions. All investments involve risk, including the possible loss of the principal amount invested. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Innovation and Growth Term Trust (BIGZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. (C) 2023 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. June 2023 | BlackRock Innovation and Growth Term Trust (BIGZ) BIGZ_LTR4 Not FDIC Insured " May Lose Value " No Bank Guarantee